Exhibit 99.1

Mesa Labs Reports Record Year End Sales and Earnings

          LAKEWOOD, Colo., May 17 /PRNewswire-FirstCall/ -- Mesa Laboratories, Inc. (Nasdaq: MLAB) today reported record financial results for the year ended March 31, 2005.

          Net sales for the fiscal year ended March 31, 2005 increased 10 percent to a record $10,041,000 compared to $9,126,000 in the same period last year.  Net income for the year increased nine percent to a record $2,312,000 or $.74 per diluted share compared to $2,130,000 or $.68 per diluted share one year ago.

          For the fourth quarter of fiscal 2005, net sales were up 10 percent to $2,634,000 compared to $2,397,000 in the same quarter last year.  Net income for the quarter was essentially unchanged at $575,000 or $.18 per diluted share compared to $578,000 or $.18 per diluted share one year ago.

          During fiscal 2005, sales of the Company’s medical products increased 10 percent for the fiscal year and six percent during the fourth quarter compared to prior year periods.  The major share of this increase was due to higher sales of the Company’s meter products, accessories and service.  Sales of the Company’s dialyzer reprocessing products declined slightly during the year as the trend toward usage of single use dialyzers leveled out in the domestic marketplace.  A high percentage of the Company’s reprocessor revenues are generated from foreign markets, where the trend of single use dialyzer usage continues to have little impact.  Currently, research and development efforts are in process to further enhance our line of hand-held dialysate meters with a new generation full-featured meter currently near completion.

          During fiscal 2005, sales of the Datatrace brand of products increased from the prior year.  For the year, sales increased 10 percent compared to the prior year, while the quarterly sales were up 17 percent.  Datatrace sales benefited during the year from increases in sales in the Company’s humidity and pressure sensors.  At the end of last fiscal year, the Company released its Micropack III humidity and pressure loggers to customers.  These new products have allowed customers who measure more than one parameter in their process to program and retrieve data from the same PC Interface device making all of the Company’s Micropack III products more appealing to customers with more complex logging needs.

          During fiscal 2005, sales of the Nusonics line of ultrasonic fluid measurement systems increased by 11 percent.  This is the second consecutive year of annual increase for these products.  Nusonics products contribute less than 10 percent of the Company’s total sales, but these products are typically purchased by large industrial users.  Increased sales activity for these products is being brought about by improved economic conditions.

          Profitability for fiscal 2005 was up compared to the prior fiscal year due chiefly to the increase in revenues.  As a percent of sales, net income increased at a rate slightly less than the sales increase due to increased operating expenses during the second half of the fiscal year.  The increase in operating expenses were directly attributable to compensation and recruiting costs associated with the creation and hiring of a new Vice President of Sales and Marketing position.  Approximately $115,000 of these costs, which were incurred during the second half of the fiscal year, would not be expected to recur in the next fiscal year.

          Going into fiscal 2006 the Company expects to continue to focus additional resources on its sales and marketing efforts.  This plan calls for expansion of the Company’s direct sales efforts during the first half of the new fiscal year, and could lead to expense levels growing at a slightly faster rate than sales.  The Company also continues to pursue additional growth opportunities via acquisition of other companies or product lines.

          Over the past fiscal year, the Company repurchased 99,162 shares of our common stock, which was in line with the 100,474 shares of our common stock that were repurchased in the prior fiscal year.  This program has continued into the new fiscal year, and depending on market conditions, is expected to continue throughout fiscal 2006.  The cost of the stock repurchase program in fiscal 2005 was approximately $1,155,000.  In addition, the Company paid approximately $1,282,000 of total dividends during the fiscal year, of which approximately $610,000 was paid out in a special dividend during December, 2004.

          Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

          This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2004 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)

	Quarter Ended March 31		Twelve Months Ended March 31

	2005	2004	2005	2004

Net Sales	$2,634,000	$2,397,000	$10,041,000	$9,126,000
Cost of Goods	934,000	883,000	3,721,000	3,428,000
Gross Profit	1,700,000	1,514,000	6,320,000	5,698,000
Operating Expense	831,000	625,000	2,845,000	2,449,000
Operating Income	869,000	889,000	3,475,000	3,249,000
Other (Income) & Expense	(36,000)	(13,000)	(98,000)	(50,000)
Earnings Before Taxes	905,000	902,000	3,573,000	3,299,000
Income Taxes	330,000	324,000	1,261,000	1,169,000
Net Income	$575,000	$578,000	$2,312,000	$2,130,000
Earnings Per Share
(Basic)	$.19	$.19	$.76	$.70
Earnings per Share
(Diluted)	$.18	$.18	$.74	$.68
Average Shares
(Basic)	3,045,000	3,080,000	3,060,000	3,055,000
Average Shares
(Diluted)	3,138,000	3,183,000	3,136,000	3,138,000

BALANCE SHEETS (Unaudited)

	March 31 2005	March 31 2004

Cash and Short-term Investments	$6,882,000	$6,767,000
Other Current Assets	4,241,000	3,970,000
Total Current Assets	11,123,000	10,737,000
Property and Equipment	1,265,000	1,285,000
Other Assets	4,208,000	4,208,000
Total Assets	$16,596,000	$16,230,000
Liabilities	$1,217,000	$846,000
Stockholders’ Equity	15,379,000	15,384,000
Total Liabilities and Equity	$16,596,000	$16,230,000

SOURCE  Mesa Laboratories, Inc.
          -0-                                                            05/17/2005
          /CONTACT:  Luke R. Schmieder, President-CEO, or Steven W. Peterson, VP Finance-CFO, both of Mesa Laboratories, Inc., +1-303-987-8000/